Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 134 to File No. 002-19458; Amendment No. 134 to File No. 811-01136) of World Equity Income Fund (formerly, MSCI EAFE Equal Weight Fund) of Security Equity Fund of our report dated November 29, 2012 on the financial statements and financial highlights of World Equity Income Fund (formerly, MSCI EAFE Equal Weight Fund) of Security Equity Fund, included in the September 30, 2012 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

August 13, 2013